SCHEDULE 14A INFORMATION
                 REVOCATION STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant {X}

  Filed by a Party other than the Registrant {_}

  Check the appropriate box:
  {_} Preliminary Proxy Statement (Revocation of Consent Statement) {_} Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
  {_} Definitive Proxy Statement (Revocation of Consent Statement) {X} Definitive Additional Materials
  {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
                   -----------------------------------------
                (Name of Registrant as Specified in Its Charter)

                   -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  {X}  No fee required.

  {_}  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___

       (4)  Proposed maximum aggregate value of transactions:  _______________

       (5)  Total fee paid.
  --------
  {_}  Fee paid previously with preliminary materials.

  {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid: __________________________________________

       (2)  Form, Schedule or Registration Statement No.: ____________________

       (3)  Filing Party: ____________________________________________________

       (4)  Date Filed: ______________________________________________________


                                 [Press Release]

                                                                  NEWS

     [Great Western Logo]
                                             FOR IMMEDIATE RELEASE
                                             APRIL 11, 1997

     Contact:  Ian Campbell        818-775-3773
     -------   Charlie Coleman     818-775-3766

             GREAT WESTERN ANNUAL MEETING SET FOR JUNE 13, 1997

          CHATSWORTH, Calif. -- Great Western Financial Corporation (NYSE:GWF) announced today that its Board of Directors has set June 13, 1997 as the date for its 1997 Annual Meeting of Stockholders. At the meeting, stockholders will elect four Class II directors and consider, among other things, one advisory resolution and five separate proposed By-law amendments submitted by H. F. Ahmanson & Company. The Board has fixed May 9, 1997 as the record date for the meeting.

          Great Western noted that on April 9, 1997, Ahmanson claimed that it submitted consents of a sufficient number of Great Western shares on certain of Ahmanson's proposals which have been the subject of Ahmanson's consent solicitation. One of these proposals is an amendment to Great Western's By-laws requiring that Annual Meetings of Stockholders be held on the fourth Tuesday in April or within fourteen days thereof, which this year would be May 6.

          As previously announced, Great Western has been soliciting consent revocations and is unable at this time to determine whether Ahmanson has received sufficient unrevoked consents in support of any of its proposals, including its proposal regarding the Annual Meeting. Ahmanson's consents and Great Western's revocations have been turned over to independent inspectors, CT Corporation Systems of Wilmington, Delaware, for review and tabulation.

          Great Western stated that the Annual Meeting cannot reasonably be held on May 6, 1997, only 25 days from now. Under the federal proxy rules, the earliest record date that can be set to determine which stockholders are entitled to receive proxy materials and vote at the Annual Meeting is May 9, 1997, which is the record date set by Great Western's Board. If the earliest record date permissible is May 9, the meeting date obviously cannot occur on May 6, 1997. The June 13 Annual Meeting date was selected by the Board as the earliest date that would permit Great Western to comply with the federal proxy rules and ensure that all Great Western stockholders have a sufficient opportunity to receive and review the competing proxy solicitation materials and cast an informed vote.

          With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

               Great Western Financial Corporation ("Great Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery, J.
     F. Maher, Dr. D. Alexander, H. F. Christie, S. E. Frank, J. V. Giovenco, F. A. Gryp, E. Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and W. B. Wood, Jr.); the following executive officers of Great Western: J. L. Erikson, C. F. Geuther, M. M. Pappas, A. W. Schenck III, R. W. Sims and J. M. Studenmund; and the following other members of management of Great Western: S. F. Adams, B. F. Antenberg, B. R. Barkley, I. D. Campbell, C. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

               Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that
     Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney, A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe, P. Wetzel, F. V. McMahon, J. Esposito, A. Sun, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of April 7, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 8,973 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual's common shares. As of April 7, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,125 of Great Western's common shares and (ii) net "long" 1,526 of Washington Mutual's common shares.

               Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle, D. Bonderman, H. M. Bridge, J. T. Crandall, R. H. Eigsti, J. W. Ellis, D. J. Evans, A. V. Farrell, W. P. Gerberding, K. K. Killinger, S. B. McKinney, M. K. Murphy, L. H. Pepper, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual: C. S. Davis, S. P. Freimuth, L. D. Lannoye, W.
     A. Longbrake, D. W. Oppenheimer, C. E. Tall and S. L. Wilson; and the following other members of management of Washington Mutual:
     K. Christensen, J. DeGrande, W. Ehrlich, J. B. Fitzgerald, M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

               Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P. R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D. A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 7, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows:
     (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "short" 3,509 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.

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